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                              RITE AID CORPORATION

                                    OFFERS TO
                         EXCHANGE COMMON STOCK FOR UP TO
             $321,591,600 OUTSTANDING AGGREGATE PRINCIPAL AMOUNT OF
                  5.25% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                                    AND UP TO
              $93,825,000 OUTSTANDING AGGREGATE PRINCIPAL AMOUNT OF
                     DEALER REMARKETABLE SECURITIES DUE 2003

TO OUR CLIENTS:

     Enclosed for your consideration is an Offering Circular, dated February 12, 2001 (the "Offering Circular"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (i) to exchange (the "Convertible Notes Exchange Offer") 145 shares of common stock, par value $1.00 per share, of Rite Aid Corporation ("Rite Aid") ("Common Stock") for each $1,000 principal amount of currently outstanding 5.25% Convertible Subordinated Notes due 2002 (CUSIP Nos. 767754AL8, 767754AK0 and U76659AA6) (the "Convertible Notes") and (ii) to exchange (the "Remarketable Securities Exchange Offer," and together with the Convertible Notes Exchange Offer, the "Exchange Offers") 155 shares of Common Stock for each $1,000 principal amount of currently outstanding Dealer Remarketable Securities due 2003 (CUSIP Nos. 767754AM6 and U76659AB4) (the "Remarketable Securities," and together with the Convertible Notes, the "Exchange Offer Securities"). Subject to the terms and conditions of the Exchange Offers, Rite Aid will issue shares of Common Stock in exchange for up to $321,591,600 aggregate principal amount of Convertible Notes, representing 90% of the outstanding principal amount of the Convertible Notes, and for up to $93,825,000 aggregate principal amount of Remarketable Securities, representing 50% of the outstanding principal amount of the Remarketable Securities, that, in each case, are properly tendered and not withdrawn prior to the expiration of the Exchange Offers. If more than $321,591,600 aggregate principal amount of Convertible Notes are tendered, Rite Aid will purchase from each tendering holder of Convertible Notes an amount based on the proportion of Convertible Notes tendered by that holder to all Convertible Notes tendered. If more than $93,825,000 aggregate principal amount of Remarketable Securities are tendered, Rite Aid will purchase from each tendering holder of Remarketable Securities an amount based on the proportion of Remarketable Securities tendered by that holder to all Remarketable Securities tendered. Rite Aid will also pay accrued and unpaid interest up to the date of acceptance on Exchange Offer Securities Rite Aid accepts for exchange. For a more detailed description of the Common Stock Rite Aid is proposing to issue in the Exchange Offers, please see the section of the Offering Circular titled "Description of Capital Stock." The Convertible Notes Exchange Offer and the Remarketable Securities Exchange Offer are independent of each other and neither Exchange Offer is conditioned upon the exchange of a minimum principal amount of Exchange Offer Securities. Rite Aid reserves the right to extend or terminate either Exchange Offer, in its sole and absolute discretion, which may be for any or no reason, and to otherwise amend either Exchange Offer in any respect. The Exchange Offers are open to all holders of Exchange Offer Securities and are subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, Rite Aid reserves the right to waive any and all conditions to either Exchange Offer.

     These materials are being forwarded to you as the beneficial owner of Exchange Offer Securities held by us for your account but not registered in your name. A TENDER OF THE EXCHANGE OFFER SECURITIES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

     Accordingly, we request instructions as to whether you wish us to tender on your behalf any Exchange Offer Securities held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal.

     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender any Exchange Offer Securities on your behalf in accordance with the provisions of the applicable Exchange Offer. The Exchange Offers will expire at 5:00 p.m., New York City time, on March 13, 2001, unless extended. Rite
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Aid may, in its sole and absolute discretion, extend either or both Exchange
Offers. Any Exchange Offer Securities tendered pursuant to the applicable Exchange Offer may be withdrawn at any time before the expiration of the applicable Exchange Offer or at any time after April 9, 2001 if Rite Aid has not accepted the tendered Exchange Offer Securities for exchange by that date.

   Your attention is directed to the following:

     1. The Exchange Offers are for up to $321,591,600 outstanding aggregate principal amount of Convertible Notes and up to $93,825,00 aggregate principal amount of Remarketable Securities.

     2. The Exchange Offers are subject to certain conditions set forth in the Offering Circular under the title "The Exchange Offers -- Conditions to the Exchange Offers."

     3. Any transfer taxes incident to the transfer of Exchange Offer Securities from the holder to Rite Aid will be paid by Rite Aid, except as otherwise provided in the Letter of Transmittal.

     4. The Exchange Offers expire at 5:00 p.m., New York City time, on March 13, 2001, unless extended. Rite Aid, in its sole and absolute discretion, may extend either or both Exchange Offers.

     If you wish to have us tender any Exchange Offer Securities, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER EXCHANGE OFFER SECURITIES.


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                          INSTRUCTIONS WITH RESPECT TO
                               THE EXCHANGE OFFERS

     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offers made by Rite Aid Corporation with respect to the Exchange Offer Securities.

     This will instruct you to tender the Exchange Offer Securities held by you for the account of the undersigned, subject to the terms and conditions set forth in the Offering Circular and the related Letter of Transmittal.

     Please tender the Exchange Offer Securities held by you for my account as indicated below:

      Convertible Notes: $________________(aggregate principal amount of Convertible Notes)

     [  ] Please do not tender any Convertible Notes held by you for my account.

     [  ] Not applicable.

     Remarketable Securities: $______________ (aggregate principal amount of Remarketable Securities)

     [ ] Please do not tender any Remarketable Securities held by you for my account.

     [  ] Not applicable.


        Dated:           , 2001

Signature(s): ____________________________________________________________

Print Name(s) here: ______________________________________________________

(Print Address(es)): _____________________________________________________

(Area Code and Telephone Number(s)):______________________________________

(Tax Identification or Social Security Number(s)): _______________________

     NONE OF THE EXCHANGE OFFER SECURITIES HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL THE EXCHANGE OFFER SECURITIES HELD BY US FOR YOUR ACCOUNT.


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